Exhibit 10.19

EXECUTION COPY

EXCHANGE AGREEMENT

by and between

BROADWAY FINANCIAL CORPORATION

and

THE UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of February 10, 2012

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-ii-

Term	Section
Affiliate	6.7(b)
Agreement	Preamble
Benefit Plans	1.1(d)(viii)
Business Combination	6.7(c)
Capitalization Date	3.1(b)
Charter	1.1(d)(i)
Charter Amendment	3.3(b)(i)
Charter Amendment Approval Date	4.3(c)
Closing	1.1(a)
Closing Date	1.1(a)
Code	3.4(c)
Common Stock	Recitals
Common Stock Equivalents	Recitals
Company	Preamble
Company Material Adverse Effect	6.7(d)
Company Subsidiaries	4.5(a)
Compensation Regulations	1.1(d)(viii)
Conversion Requirements	Recitals
Designated Matters	6.7(e)
Dividend Exchange	Recitals
EAWA	6.7(f)
EESA	1.1(d)(viii)
Equity Offering,	Recitals
Exchange	Recitals
Exchange Act	5.3(b)
Exchange Common Stock	2.1(a)
Exchange Common Stock Equivalents	2.1(a)
Exchange Shares	Recitals
Fixed Rate Cumulative Perpetual Preferred Stock, Series E	Recitals
GAAP	5.7(a)(ii)
Governmental Entities	1.1(c)
Information	4.5(c)
Investor	Preamble
Junior Stock	6.7(g)
New Certificate of Designations	1.1(d)(i)
Observer	5.11
Other Conversion Shares	3.3(b)(i)
Other Preferred Exchange	Recitals
Other Series of Preferred Stock	6.7(h)
Other Transactions	4.10
Parity Stock	6.7(i)
Preferred Exchange	Recitals
Preferred Shares	Recitals
Preferred Stock	6.7(j)

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Term	Section
Previously Disclosed	6.7(k)
Proxy Statement	4.3(a)
Recapitalization	Recitals
Relevant Period	1.1(d)(viii)
SEC	3.4(b)
Section 4.6 Employee	4.6(b)
Securities Purchase Agreement	Recitals
Securities Purchase Agreements	Recitals
Senior Executive Officers	1.1(d)(viii)
Series D Preferred Stock	Recitals
Series D Securities Purchase Agreement	Recitals
Series E Preferred Stock	Recitals
Series E Securities Purchase Agreement	Recitals
Share Dilution Amount	5.7(a)(ii)
Shareholder Proposals	4.3(b)
Status Report	4.10(d)
subsidiary	6.7(a)
Targeted Completion Date	4.10
Transfer	5.4
Underlying Common Shares	3.3(b)(i)

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EXCHANGE AGREEMENT, dated as of February 10, 2012 (this “Agreement”) by and between Broadway Financial Corporation, a Delaware corporation (the “Company”), and the United States Department of the Treasury (the “Investor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Securities Purchase Agreement.

BACKGROUND

WHEREAS, the Investor is, as of the date hereof, the beneficial owner of 9,000 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series D”, having a liquidation amount of $1,000 per share (the “Series D Preferred Stock”), and 6,000 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series E”, having a liquidation amount of $1,000 per share (the “Series E Preferred Stock” and together with the Series D Preferred Stock, the “Preferred Shares”);

WHEREAS, the Company issued the Series D Preferred Stock pursuant to that certain Securities Purchase Agreement – Standard Terms incorporated into a Letter Agreement, dated as of November 14, 2008, as amended from time to time, between the Company and the Investor (the “Series D Securities Purchase Agreement”);

WHEREAS, the Company issued the Series E Preferred Stock pursuant to that certain Securities Purchase Agreement – Standard Terms incorporated into a Letter Agreement, dated as of December 4, 2009, as amended from time to time, between the Company and the Investor (the “Series E Securities Purchase Agreement,” and together with the Series D Securities Purchase Agreement, the “Securities Purchase Agreements” and each, a “Securities Purchase Agreement”);

WHEREAS, the Company intends to (i) exchange all shares of the Other Series of Preferred Stock (as defined below) for (x) if the Shareholder Proposals (as defined below) have been approved by the Requisite Shareholder Votes (as defined below) and the Charter Amendment (as defined below) has been filed (together, the “Conversion Requirements”), shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in such amounts as set forth on Annex A attached hereto, or (y), if the Conversion Requirements have not been completed, shares of the Company’s Preferred Stock designated as Series F Common Stock Equivalents (the “Common Stock Equivalents”) in such amounts as set forth on Annex A attached hereto, which Common Stock Equivalents will convert to shares of Common Stock upon completion of the Conversion Requirements (such exchange as described in clauses (x) or (y), as applicable, the “Other Preferred Exchange”), and (ii) issue shares of Common Stock (or Common Stock Equivalents) for aggregate gross proceeds to the Company of not less than $5,000,000 (the “Equity Offering,” and together with the Other Preferred Exchange and the Exchange (as defined below), the “Recapitalization”);

WHEREAS, the Company and the Investor desire, in connection with the foregoing recapitalization of the Company, (i) to exchange (the “Preferred Exchange”) all of the Preferred Shares beneficially owned and held by the Investor for (x) if the Conversion Requirements have been completed, shares of Common Stock or (y) if the Conversion Requirements have not been completed, shares of Common Stock Equivalents, and (ii) to exchange (the “Dividend Exchange”, and together with the Preferred Exchange, the “Exchange”) all accrued and unpaid dividends on the Preferred Shares as of the Closing Date for (x) if the Conversion Requirements have been completed, shares of Common Stock or (y) if the Conversion Requirements have not been completed, shares of Common Stock Equivalents (such Common Stock or Common Stock Equivalents, as applicable, described in clauses (i) and (ii), the “Exchange Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE CLOSING; CONDITIONS TO THE CLOSING

Section 1.1 The Closing.

(a) The closing of the Exchange (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, or remotely via the electronic or other exchange of documents and signature pages, as the parties may agree. The Closing shall take place five business days after all of the conditions set forth in Section 1.1(c) and (d) shall have been satisfied or waived, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.1, at the Closing (i) the Company will deliver the Exchange Shares to the Investor, as evidenced by one or more certificates dated the Closing Date and registered in the name of the Investor or its designee(s) (or if shares of Common Stock are uncertificated, cause the transfer agent for the Common Stock to register the Exchange Shares in the name of the Investor and deliver reasonably satisfactory evidence of such registration to the Investor (if applicable)) and (ii) the Investor will deliver the certificate representing the Preferred Shares to the Company.

(c) The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of the conditions that (i) any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement.

(d) The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i) if the Conversion Requirements have not been completed prior to the Closing Date, the Company shall have duly adopted and filed with the State of Delaware the amendment to its certificate of incorporation (the “Charter”) in substantially the form attached hereto as Annex B (the “New Certificate of Designations”) and such filing shall have been accepted;

(ii) the Company shall have completed the Other Preferred Exchange on terms satisfactory to the Investor in its sole discretion;

(iii) the Company shall have completed the Equity Offering;

(iv) (A) the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(v) the Investor shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.1(d) have been satisfied;

(vi) the Company shall have delivered certificates in proper form or, with the prior consent of the Investor, evidence in book-entry form, evidencing the Exchange Shares to the Investor or its designee(s);

(vii) the Company shall have delivered to the Investor written opinions from counsel to the Company, addressed to the Investor and dated as of the Closing Date, in substantially the form attached hereto as Annex C;

(viii) (A) the Company shall have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to its Senior Executive Officers and any other employee of the Company or its Affiliates subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, or otherwise from time to time (“EESA”), as implemented by any guidance, rule or regulation thereunder, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”) (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers and other employees shall have duly consented in writing to such changes), as may be necessary, during the period in which any obligation of the Company arising from financial assistance under the Troubled Asset Relief Program remains outstanding (such period, as it may be further described in the Compensation Regulations, the “Relevant Period”), in order to comply with Section 111 of EESA or the Compensation Regulations and (B) the Investor shall have received a certificate signed on behalf of the Company by a Senior Executive Officer certifying to the effect that the condition set forth in Section 1.1(d)(viii)(A) has been satisfied; “Senior Executive Officers” means the Company’s “senior executive officers” as defined in Section 111 of the EESA and the Compensation Regulations; and

(ix) none of the following shall have occurred with respect to the Company or any Company Subsidiary:

(A) the Company or any Company Subsidiary shall have (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or failed or admitted in writing its inability generally to pay its debts as they become due; (3) made a general assignment, arrangement or composition with or for the benefit of its creditors; (4) instituted or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall have been presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition shall have resulted in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (5) had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) sought or shall have become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) had a secured party take possession of all or substantially all its assets or had a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (8) caused or shall have been subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(B) a Governmental Entity in any jurisdiction shall have (1) commenced an action or proceeding against the Company or any Company Subsidiary; or (2) issued or entered a temporary restraining order, preliminary or permanent injunction or other order applicable to the Company or any Company Subsidiary, which in the case of (1) and (2) shall have had or shall be reasonably expected to have a Company Material Adverse Effect;

(C) any fact, circumstance, event, change, occurrence, condition or development shall have occurred since September 30, 2011 (other than as set forth on Schedule B) that, individually or in the aggregate, shall have had or shall be reasonably likely to have a Company Material Adverse Effect; or

(D) any Regulatory Event not otherwise existing on the date hereof.

Section 1.2 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York or California generally are authorized or required by law or other governmental actions to close.

ARTICLE II

EXCHANGE

Section 2.1 Preferred Exchange; Dividend Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, upon the Closing (i) the Company agrees to issue to the Investor, in exchange for its 15,000 Preferred Shares, including the accrued and unpaid dividends thereon as of the Closing Date: (x) if the Exchange Shares are Common Stock Equivalents (such Exchange Shares, the “Exchange Common Stock Equivalents”), such number of Exchange Shares as shall have an aggregate liquidation preference equal to (A) 50% of the liquidation preference of all of the Preferred Shares beneficially owned and held by the Investor, plus (B) 100% of the accrued and unpaid dividends on all of the Preferred Shares beneficially owned and held by the Investor through and including the Closing Date, (in each case rounded up to the nearest whole number of Exchange Shares), or (y) if the Exchange Shares are Common Stock (such Exchange Shares, the “Exchange Common Stock”), such number of Exchange Shares equal to (A) (1) 50% of the liquidation preference of all of the Preferred Shares beneficially owned and held by the Investor, plus (2) 100% of the accrued and unpaid dividends on all of the Preferred Shares beneficially owned and held by the Investor through and including the Closing Date, divided by (B) the lowest price per share of Common Stock paid by investors in the Equity Offering (in each case rounded up to the nearest whole number of Exchange Shares); and (ii) the Investor agrees to deliver to the Company the Preferred Shares in exchange for such number of Exchange Shares.

(b) Following consummation of the Exchange, no further cash dividends shall be payable in respect of the Preferred Shares outstanding immediately prior to the Closing Date.

Section 2.2 Exchange Documentation.

Settlement of the Exchange will take place on the Closing Date, at which time the Investor will cause delivery of the Preferred Shares to be made to the Company or its designated agent and the Company will cause delivery of the Exchange Shares to be made to the Investor or its designated agent.

Section 2.3 Status of Preferred Shares after Closing.

The Preferred Shares exchanged for the Exchange Shares pursuant to this Article II are being reacquired by the Company and shall have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that such shares shall not be reissued as Preferred Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to the Investor as of the date hereof and as of the Closing Date that:

Section 3.1 Existence and Power.

(a) Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, including, without limitation, Broadway Federal Bank, f.s.b., has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. The Charter and bylaws of the Company, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Capitalization. The authorized capital stock of the Company, and the outstanding capital stock of the Company (including securities convertible into, or exercisable or exchangeable for, capital stock of the Company) as of the most recent fiscal month-end preceding the date hereof (the “Capitalization Date”) is set forth on Schedule A. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Common Stock that is not reserved for issuance as specified on Schedule A, and the Company has not made any other commitment to authorize, issue or sell any Common Stock except pursuant to this Agreement and pursuant to the Recapitalization. Since the Capitalization Date, except pursuant to this Agreement or pursuant to the Recapitalization, the Company has not issued any shares of Common Stock other than (i) shares issued upon the exercise of stock options or delivered under other equity-based awards or other convertible securities or warrants which were issued and outstanding on the Capitalization Date and disclosed on Schedule A and (ii) shares disclosed on Schedule A.

Section 3.2 Authorization and Enforceability.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and thereunder (which includes the issuance of the Exchange Shares and, if applicable, the Underlying Common Shares (as defined below)).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company or its stockholders. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 3.3 Exchange Shares and Underlying Common Shares.

(a) The Exchange Shares have been duly and validly authorized by all necessary action, and, when issued and delivered pursuant to this Agreement, such Exchange Shares will be duly and validly issued and fully paid and nonassessable, will not be issued in violation of any preemptive rights, will represent nonassessable undivided beneficial interests in the assets of the Company, will not subject the holder thereof to personal liability and, if such shares are Exchange Common Stock Equivalents, such shares will rank pari passu with or senior to all other series or classes of Preferred Stock, whether or not issued or outstanding.

(b) The Board of Directors has approved:

(i) an amendment to the Charter reflecting an increase in the number of authorized shares of Common Stock sufficient to issue the greater of (x) all shares of Common Stock to be issued (I) upon conversion of the Common Stock Equivalents that may be issued pursuant to the Other Preferred Exchange and the Equity Offering (such converted shares, the “Other Conversion Shares”) and (II) upon conversion of the Exchange Common Stock Equivalents that may be issued pursuant to the Exchange (such converted shares, the “Underlying Common Shares”) or (y) all shares of Exchange Common Stock that may be issued pursuant to the Other Preferred Exchange, the Equity Offering and the Exchange (such amendment as described in clauses (x) or (y), as applicable, the “Charter Amendment”);

(ii) if the Conversion Requirements have not been completed prior to the Closing Date, (1) the New Certificate of Designations, (2) the issuance of the Exchange Common Stock Equivalents; (3) the issuance of the Underlying Common Shares, (4) the issuance of the Common Stock Equivalents to be issued in the Other Preferred Exchange and (5) the issuance of the Other Conversion Shares;

(iii) if the Conversion Requirements have been completed prior to the Closing Date, (1) the issuance of the Exchange Common Stock and (2) the issuance of the Common Stock to be issued in the Other Preferred Exchange.

(c) After the Shareholder Proposals have been approved and the Charter Amendment has been filed, the Underlying Common Shares, when issued in accordance with the terms of the New Certificate of Designations, will be validly issued, fully paid and nonassessable.

Section 3.4 Non-Contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default

(or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Other than the approval of the Office of Thrift Supervision, or its successors, the Office of the Comptroller of the Currency and the Federal Reserve Board, filing of the New Certificate of Designations as contemplated by Section 1.1(d)(i) with the State of Delaware, any current report on Form 8-K required to be filed with the Securities and Exchange Commission (“SEC”), such filings and approvals as are required to be made or obtained under any state “blue sky” laws and such consents and approvals as have been made or obtained, no notice to, filing with or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange except for any such notices, filings, reviews, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including for this purpose the consummation of the Exchange) and compliance by the Company with the provisions hereof will not (1) result in any payment (including any severance payment, payment of unemployment compensation, “excess parachute payment” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)), “golden parachute payment” (as defined in the EESA, as implemented by the Compensation Regulations) or forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any benefit plan or otherwise, (2) increase any benefits otherwise payable under any benefit plan, (3) result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust.

Section 3.5 Anti-Takeover Provisions and Rights Plan.

The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby including the conversion of the Exchange Shares in accordance with the terms of the New Certificate of Designations will be exempt from any anti-takeover or similar provisions of the Company’s Charter and bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction. The Company has taken all actions necessary to render any stockholders’ rights plan of the Company inapplicable to this Agreement, the Exchange Shares and the consummation of the transactions contemplated hereby and thereby including the conversion of the Exchange Shares in accordance with the terms of the New Certificate of Designations.

Section 3.6 No Company Material Adverse Effect.

Since September 30, 2011, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, except as disclosed on Schedule B.

Section 3.7 Offering of Securities.

Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Exchange Shares under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which might subject the offering, issuance or sale of the Exchange Shares to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

Section 3.8 Brokers and Finders.

No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary for which the Investor could have any liability.

ARTICLE IV

COVENANTS

Section 4.1 Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Exchange, including transactions constituting the Recapitalization, as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

Section 4.2 Expenses.

If requested by the Investor, the Company shall pay all reasonable out of pocket and documented costs and expenses associated with the Exchange, including, but not limited to, the reasonable fees, disbursements and other charges of the Investor’s legal counsel and financial advisors.

Section 4.3 Charter Amendment.

If the Conversion Requirements have not been completed prior to the Closing Date:

(a) Promptly following the date of this Agreement, the Company shall prepare and, in no event more than 30 days after the Closing Date, file with the Commission a proxy statement soliciting the votes of the shareholders of the Company to approve the Shareholder Proposals, containing the information required by Schedule 14A in accordance with all applicable rules and regulations of the SEC (the “Proxy Statement”). The Company shall use its best efforts to cause the SEC to clear the Proxy Statement for mailing to stockholders. As soon as reasonably practicable after the SEC has cleared the Proxy Statement, the Company shall mail the Proxy Statement to the holders of its Common Stock. The Company shall provide the Investor with a copy of the Proxy Statement and all modifications thereto prior to filing or delivery to the SEC (and the Investor shall have a reasonable period to review and comment on such Proxy Statement), and the Company shall consult with the Investor in connection therewith.

(b) Promptly following the clearance of the Proxy Statement by the SEC, the Company shall call and hold a meeting of its shareholders to (i) approve the Charter Amendment and (ii) approve the issuance of, as applicable, (x) the Underlying Common Shares and the Other Conversion Shares or (y) the Exchange Common Stock and the Common Stock to be delivered in the Other Preferred Exchange ((i) and (ii) together, the “Shareholder Proposals”). The Company shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of the Shareholder Proposals and take all other action necessary or advisable to secure the Requisite Shareholder Vote in respect of each Shareholder Proposal.

(c) Immediately upon the approval by the shareholders of the Company of the Shareholder Proposals (such date, the “Charter Amendment Approval Date”), the Company will file with the State of Delaware the Charter Amendment

Section 4.4 Exchange Listing.

If requested by the Investor, the Company shall, at the Company’s expense, cause the Exchange Common Stock Equivalents, to the extent the Exchange Common Stock Equivalents comply with applicable listing requirements, to be listed on the Nasdaq Global Select Market or other national stock exchange, subject to official notice of issuance, and shall maintain such listing for so long as any Common Stock is listed on such exchange. At the Investor’s request, the Company agrees to take such action as may be necessary to change the minimum denominations of the Exchange Common Stock Equivalents to $25 or such other amount as the Investor shall reasonably request. As soon as reasonably practicable following the Closing, the Company shall, at its expense, cause the Underlying Common Shares or the Exchange Common Stock, as applicable, to be listed on the same national securities exchange on which the Common Stock is listed, subject to official notice of issuance, and shall maintain such listing for so long as any Common Stock is listed on such exchange.

Section 4.5 Access, Information and Confidentiality.

(a) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Company will permit the Investor and its agents, consultants, contractors and advisors (i) acting through the Company’s Appropriate Federal Banking Agency, to examine the corporate books and make copies thereof and to discuss the affairs, finances and accounts of the Company and the subsidiaries of the Company (the “Company Subsidiaries”) with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (ii) to review any information material to the Investor’s investment in the Company provided by the Company to its Appropriate Federal Banking Agency.

(b) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Company shall permit, and shall cause each of the Company’s Subsidiaries to permit (A) the Investor and its agents, consultants, contractors, (B) the Special Inspector General of the Troubled Asset Relief Program, and (C) the Comptroller General of the United States access to personnel and any books, papers, records or other data, in each case, to the extent relevant to ascertaining compliance with the financing terms and conditions; provided that prior to disclosing any information pursuant to clause (B) or (C), the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States shall have agreed, with respect to documents obtained under this Agreement in furtherance of its function, to follow applicable law and regulation (and the applicable customary policies and procedures) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports and soliciting the input from the Company as to information that should be afforded confidentiality, as appropriate.

(c) The Investor will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and United States executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished or made available to it by the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Investor from disclosing any Information to the extent required by applicable laws or regulations or by any subpoena or similar legal process. The Investor understands that the Information may contain commercially sensitive confidential information entitled to an exception from a Freedom of Information Act request.

(d) Nothing in this Section shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program, the Comptroller General of the United States or any other applicable regulatory authority has under law.

Section 4.6 Executive Compensation.

(a) Benefit Plans. During the Relevant Period, the Company shall take all necessary action to ensure that the Benefit Plans of the Company and its Affiliates comply in all respects with, and shall take all other actions necessary to comply with, Section 111 of the EESA, as implemented by the Compensation Regulations, and neither the Company nor any Affiliate shall adopt any new Benefit Plan (i) that does not comply therewith or (ii) that does not expressly state and require that such Benefit Plan and any compensation thereunder shall be subject to any relevant Compensation Regulations adopted, issued or released on or after the date any such Benefit Plan is adopted. To the extent that EESA and/or the Compensation Regulations are amended or otherwise change during the Relevant Period in a manner that requires changes to then-existing Benefit Plans, or that requires other actions, the Company and its Affiliates shall effect such changes to its or their Benefit Plans, and take such other actions, as promptly as practicable after it has actual knowledge of such amendments or changes in order to be in compliance with this Section 4.6(a) (and shall be deemed to be in compliance for a reasonable period to effect such changes). In addition, the Company and its Affiliates shall take all necessary action, other than to the extent prohibited by applicable law or regulation applicable outside of the United States, to ensure that the consummation of the transactions contemplated by this Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by the Company or any of its Affiliates.

(b) Additional Waivers. After the Closing Date, in connection with the hiring or promotion of a Section 4.6 Employee and/or the promulgation of applicable Compensation Regulations or otherwise, to the extent any Section 4.6 Employee shall not have executed a waiver with respect to the application to such Section 4.6 Employee of the Compensation Regulations, the Company shall use its best efforts to (i) obtain from such Section 4.6 Employee a waiver in substantially the form attached hereto as Annex D and (ii) deliver such waiver to the Investor as promptly as possible, in each case, within sixty days of the Closing Date or, if later, within sixty days of such Section 4.6 Employee becoming subject to the requirements of this Section. “Section 4.6 Employee” means (A) each Senior Executive Officer and (B) any other employee of the Company or its Affiliates determined at any time to be subject to Section 111 of EESA and the Compensation Regulations.

(c) Clawback. In the event that any Section 4.6 Employee receives a payment in contravention of the provisions of this Section 4.6, the Company shall promptly provide such individual with written notice that the amount of such payment must be repaid to the Company in full within fifteen business days following receipt of such notice or such earlier time as may be required by the Compensation Regulations and shall promptly inform the Investor (i) upon discovering that a payment in contravention of this Section 4.6 has been made and (ii) following the repayment to the Company of such amount and shall take such other actions as may be necessary to comply with the Compensation Regulations.

(d) Limitation on Deductions. During the Relevant Period, the Company agrees that it shall not claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each Senior Executive Officer, which would not be deductible if Section 162(m)(5) of the Code applied to the Company.

(e) Amendment to Prior Agreement. The parties agree that, effective as of the date hereof, Section 4.10 of each of the Securities Purchase Agreements shall be amended in its entirety by replacing such Section 4.10 with the provisions set forth in this Section 4.6 and any terms included in this Section 4.6 that are not otherwise defined in such Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 4.7 Certain Notifications Until Closing.

From the date hereof until the Closing, the Company shall promptly notify the Investor of (i) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect and (ii) except as Previously Disclosed, any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 4.7 shall not limit or affect any rights of or remedies available to the Investor; provided, further, that a failure to comply with this Section 4.7 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.1 to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.1 to be satisfied.

Section 4.8 Sufficiency of Authorized Common Stock.

During the period from the Charter Amendment Approval Date until the date on which all the Exchange Common Stock Equivalents have been converted, the Company shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of authorized and unissued shares of Common Stock to effectuate such conversion. Nothing in this Section 4.8 shall preclude the Company from satisfying its obligations in respect of the conversion of Exchange Common Stock Equivalents by delivery of shares of Common Stock which are held in the treasury of the Company.

Section 4.9 Monthly Lending Reports.

During the Relevant Period, the Company will detail in monthly reports submitted to the Investor the information required by the CPP Monthly Lending Reports, as published on www.financialstability.gov from time to time.

Section 4.10 Status Reports.

The Company has informed the Investor that the Company intends to pursue certain other transactions described below (the “Other Transactions”) each with a target date for consummation as indicated (a “Targeted Completion Date”):

(a) The closings of the transactions constituting the Recapitalization on or before the Closing Date;

(b) The filing of the New Certificate of Designations on or before the Closing Date (if applicable);

(c) The approval of the Shareholder Proposals on or before 120 days after the Closing Date; and

(d) The filing of the Charter Amendment on or before 10 days after approval of the Shareholder Proposals.

The Company will use its commercially reasonable efforts to consummate each of the Other Transactions by its applicable Targeted Completion Date. Until all of the Other Transactions have been consummated (or the Company and the Investor agree that one or more of the Other Transactions is no longer susceptible to consummation on terms and conditions that are in the Company’s best interest), the Company shall provide the Investor with a reasonably detailed written report regarding the status of each of the Other Transactions at least once every two weeks and more frequently if reasonably requested by the Investor; provided, however, that if any one or more of the Other Transactions is not consummated by the time of its Targeted

Completion Date, the Company shall, with respect to any such non-consummated Other Transaction, (x) within five business days after the Targeted Completion Date for such Other Transaction provide to the Investor a reasonably detailed written description of the status of such Other Transaction including the Company’s best estimate of the steps and timeline to complete such Other Transaction (the “Status Report”) and (y) thereafter, no less frequently than monthly and more frequently if reasonably requested by the Investor until such Other Transactions have been consummated, provide to the Investor an updated version of the Status Report.

Section 4.11 Agreements Relating to Other Transactions.

The Company will not, without the prior written consent of the Investor, (i) agree to any amendment, waiver or modification of any agreement relating to the Recapitalization or (ii) enter into any agreements relating to the Recapitalization.

Section 4.12 Issuance of Underlying Common Shares or Exchange Common Stock.

Following the effectiveness of the Charter Amendment that has been approved pursuant to the Stockholder Proposals, but no later than the issuance by the Company to the Investor of the Underlying Common Shares or the Exchange Common Stock, as applicable, the Company shall deliver to the Investor a customary legal opinion from counsel to the Company, addressed to the Investor, covering the due and valid issuance of such securities; provided that the failure to deliver such legal opinion shall not affect the Company’s obligation to deliver such securities.

Section 4.13 Remaining Certification and Disclosure Requirements.

The Company acknowledges and agrees to continue to comply with the certification and disclosure requirements set forth in the Compensation Regulations, including without limitation those submissions that are required with respect to the final portion of the Relevant Period (see, for example, Sections 30.7(c) and (d), Sections 30.11(b) and (c) and Section 30.15(a)(3) of the Compensation Regulations and FAQ-14 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov). For this purpose, the Relevant Period will not end so long as Investor holds Common Stock.

Section 4.14 Transferability Restrictions Related to Long-Term Restricted Stock.

The Company acknowledges that any long-term restricted stock (as defined in Section 30.1 of the Compensation Regulations) awarded by the Company that has otherwise vested may not become transferable, or payable in the case of a restricted stock unit, at any time earlier than as permitted under the schedule set forth in the definition of long-term restricted stock in Section 30.1 of the Compensation Regulations. For this purpose, (a) aggregate financial assistance received (for purposes of the definition of long-term restricted stock) continues to include the full original liquidation amount with respect to 15,000 Preferred Shares regardless of the value of the Common Stock on the date of the conversion, and (b) repayments (as defined in Section 30.1 of the Compensation Regulations) include the net proceeds received by Investor upon the sale of the Common Stock (see FAQ-15 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov). Following the Relevant Period, in the event that any long-term restricted stock awarded by the Company will not become transferable, or payable in the case of a restricted stock unit, under the terms of the Compensation Regulations, the Company shall cancel such long-term restricted stock and/or restricted stock units.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Unregistered Exchange Shares and Underlying Common Shares.

The Investor acknowledges that the Exchange Shares and any Underlying Common Shares, if applicable, have not been registered under the Securities Act or under any state securities laws. The Investor (a) is acquiring the Exchange Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Exchange Shares or the Underlying Common Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision.

Section 5.2 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Exchange Common Stock or Underlying Common Shares, as applicable, will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) The Investor agrees that all certificates or other instruments representing the Exchange Common Stock Equivalents will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. EACH PURCHASER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. ANY TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS INSTRUMENT EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WHICH IS THEN EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO THE ISSUER OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(c) In the event that any Exchange Shares or Underlying Common Shares (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue new certificates or other instruments representing such Exchange Shares or Underlying Common Shares, which shall not contain the applicable legend in Section 5.2(a) above; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.

Section 5.3 Certain Transactions.

(a) The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement to be performed and observed by the Company.

(b) Without the prior written consent of the Investor, until such time as the Investor shall cease to own any securities of the Company acquired pursuant to this Agreement (including, for the avoidance of doubt, the Exchange Shares and the Underlying Common Shares), the Company shall not permit any of its “significant subsidiaries” (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to (i) engage in any merger, consolidation, statutory share exchange or similar transaction following the consummation of which such significant subsidiary is not wholly-owned by the Company, (ii) dissolve or sell all or substantially all of its assets or property other than in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company or (iii) issue or sell any shares of its capital stock or any securities convertible or exercisable for any such shares, other than issuances or sales in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company.

Section 5.4 Transfer of Exchange Shares and Underlying Common Shares.

Subject to compliance with applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Exchange Shares or Underlying Common Shares, as applicable, at any time, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Exchange Shares or Underlying Common Shares. The Investor shall deliver to the Company a written notice of its intent to effect any Transfer at least thirty (30) days in advance of such Transfer.

Section 5.5 Registration Rights.

(a) The Exchange Shares and the Underlying Common Shares, if applicable, shall be Registrable Securities under the Securities Purchase Agreements and the Exchange Common Stock Equivalents shall be Preferred Shares under the Securities Purchase Agreements and, upon their issuance, the provisions of Section 4.5 of each of the Securities Purchase Agreements shall be applicable to them, including with the benefit, to the extent available, of the tacking of any holding period from the date of issuance of the Preferred Shares. The Investor acknowledges that, on the date hereof, the Company is not eligible to file a registration statement on Form S-3 covering the Exchange Shares and the Company shall not be obligated to file a Shelf Registration Statement (as defined in Section 4.5 of each of the Securities Purchase Agreements) unless and until requested to do so in writing by the Investor.

(b) In connection with any underwritten offering of the Exchange Shares or Underlying Common Shares, if applicable, by the Investor, the Company shall cause each of its directors, officers and all holders of its shares who beneficially own in excess of four (4) percent of the then outstanding shares of the Company, to execute and deliver customary lock up agreements, in such form and for such time period as may be requested by the managing underwriter.

(c) Notwithstanding anything to the contrary set forth in the Securities Purchase Agreements, all Selling Expenses (as defined in Section 4.5 of each of the Securities Purchase Agreements) relating to any offering of the Exchange Shares or the Underlying Common Shares, if applicable, shall be borne by the Company.

(d) Section 4.5(a)(vi) of each of the Securities Purchase Agreements is hereby amended and restated as follows:

If either (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 4.5(a)(ii) or (y) a Piggyback Registration under Section 4.5(a)(iv) relates to an underwritten offering, and in either case, following consultation with the Investor, the managing underwriters advise the Company and the Investor that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including any adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (A) first, in either case, the Registrable Securities of the Investor, (B) second, in the case of a Piggyback Registration under Section 4.5(iv), the securities the Company proposes to sell, (C) third, the Registrable Securities of all other Holders who have requested inclusion of Registrable Securities pursuant to Section 4.5(a)(ii) or Section 4.5(a)(iv), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (D) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

Section 5.6 Voting Matters.

(a) The Investor agrees that it will vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised) with respect to, all Exchange Common Stock or Underlying Common Shares, as applicable, beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) with respect to each matter on which holders of Common Stock are entitled to vote or consent, other than a Designated Matter, in the same proportion (for, against or abstain) as all other shares of the Company’s Common Stock (other than those shares held by holders of greater than 20% of the Company’s Common Stock) are voted or consents are given with respect to each such matter. The Investor agrees to attend all meetings of the Company’s stockholders in person or by proxy for purposes of obtaining a quorum. In order to effectuate the foregoing agreements, to the maximum extent permitted by applicable law, the Investor hereby grants a proxy appointing each of the Chief Executive Officer and the Chief Financial Officer of the Company attorney-in-fact and proxy for it and its controlled Affiliates with full power of substitution, for and in the name of it and its controlled Affiliates, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner and solely on the terms provided by this Section 5.6 with respect to the Exchange Common Stock or Underlying Common Shares, as applicable, and the Investor hereby revokes any and all previous proxies granted with respect to the Exchange Common Stock or Underlying Common Shares, as applicable, for purposes of the matters contemplated in this Section 5.6; provided that such proxy may only be exercised if the Investor fails to comply with the terms of this Section 5.6. The proxy granted hereby is irrevocable prior to the termination of this Agreement, is coupled with an interest and is granted in consideration of the Company entering into this Agreement and issuing the Exchange Shares to the Investor.

(b) The Investor shall retain the right to vote in its sole discretion all Exchange Common Stock or Underlying Common Shares, as applicable, beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) on any Designated Matter.

Section 5.7 Restriction on Dividends and Repurchases.

(a) Until the earlier of (i) November 14, 2011, or (ii) such time as the Investor ceases to own any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, neither the Company nor any Company Subsidiary shall, without the consent of the Investor:

(i) declare or pay any dividend or make any distribution on the Common Stock (other than (A) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on the Common Stock prior to November 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction and (B) dividends payable solely in shares of Common Stock); or

(ii) redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, or any trust preferred securities issued by the Company or any Affiliate of the Company, other than (A) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock, in each case in this clause (A) in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (B) purchases or other acquisitions by a broker-dealer subsidiary of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in trust preferred securities of the Company or an Affiliate of the Company, Junior Stock or Parity Stock in the ordinary course of its business, (C) purchases by a broker-dealer subsidiary of the Company of trust preferred securities or capital stock of the Company or an Affiliate of the Company for resale pursuant to an offering by the

Company of such trust preferred securities or capital stock underwritten by such broker-dealer subsidiary, (D) any redemption or repurchase of rights pursuant to any stockholders’ rights plan, (E) the acquisition by the Company or any of the Company Subsidiaries of record ownership in Junior Stock, Parity Stock or trust preferred securities of the Company or an Affiliate of the Company for the beneficial ownership of any other persons (other than the Company or any other Company Subsidiary), including as trustees or custodians, and (F) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or of trust preferred securities of the Company or an Affiliate of the Company for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (F), solely to the extent required pursuant to binding contractual agreements entered into prior to the date hereof or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with United States generally accepted accounting principles (“GAAP”), and as measured from the date of the Company’s most recently filed consolidated financial statements prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(b) The parties agree that, effective as of the date hereof, Section 4.8 of each of the Securities Purchase Agreements shall be amended in its entirety by replacing such Section 4.8 with the provisions set forth in this Section 5.7 and any terms included in this Section 5.7 that are not otherwise defined in such Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 5.8 Repurchase of Investor Securities.

From and after the date of this Agreement, the agreements set forth in Section 4.9 of each of the Securities Purchase Agreements shall be applicable following the Transfer by the Investor of all of the Exchange Shares held by the Investor to one or more third parties not affiliated with the Investor. For the avoidance of doubt, the Exchange Shares may not be repurchased by the Company pursuant to this Section 5.8 or Section 4.9 of the Securities Purchase Agreements.

Section 5.9 Bank Holding Company Status.

The Company shall maintain its status as a savings and loan holding company for as long as the Investor owns any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement.

Section 5.10 Compliance with Employ American Workers Act.

Until the Company is no longer deemed a recipient of funding under Title I of EESA or Section 13 of the Federal Reserve Act for purposes of the EAWA, as the same may be determined pursuant to any regulations or other legally binding guidance promulgated under

EAWA, the Company shall comply, and the Company shall take all necessary action to ensure that its subsidiaries comply, in all respects with the provisions of the EAWA and any regulations or other legally binding guidance promulgated under the EAWA.

Section 5.11 Observer to the Board of Directors.

So long as the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised), the Investor shall be entitled to designate one individual to serve as an observer (the “Observer”) to the Board of Directors of the Company, which designation may be changed from time to time in the sole discretion of the Investor. The Observer shall be entitled to (i) attend all meetings of the Board of Directors of the Company and the board of directors of each subsidiary of the Company, including any committee meetings of such boards of directors, (ii) receive notices of such meetings concurrently with the members of the Board of Directors of the Company or such boards of directors or committees thereof and (iii) receive all information provided to members of the Board of Directors of the Company or such boards of directors or committees thereof at such meetings.

The Observer shall have no voting rights and his or her presence shall not be required for determining a quorum at any meeting he or she is entitled to attend pursuant to this Section 5.11.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by June 30, 2012; provided, however, that in the event the Closing has not occurred by such date, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investor and the Company.

In the event of termination of this Agreement as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

Section 6.2 Survival of Representations and Warranties.

The representations and warranties of the Company made herein or in any certificates delivered in connection with the Closing shall survive the Closing without limitation.

Section 6.3 Amendment.

No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor; provided that the Investor may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the date hereof in applicable federal statutes. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

Section 6.4 Waiver of Conditions.

The conditions to each party’s obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

Section 6.5 Governing Law; Submission to Jurisdiction, etc.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the Exchange contemplated hereby and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 6.6 and (ii) the Investor at the address and in the manner set forth for notices to the Investor in Section 6.6, but otherwise in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the Exchange contemplated hereby.

Section 6.6 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Broadway Financial Corporation.

4800 Wilshire Boulevard

Los Angeles, CA 90010

Attention: Wayne-Kent A. Bradshaw

President & Chief Operating Officer

Telephone: (323) 556-3248

Facsimile: (323) 634-1717

With a copy to:

Mayer Brown LLP

350 South Grand Avenue

Los Angeles, California 90071

Attention: James R. Walther, Esq.

Telephone: (213) 229-9597

Facsimile: (213) 625-0248

If to the Investor:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, DC 20220

Attention: Chief Counsel Office of Financial Stability

Facsimile: (202) 927-9225

Email: OFSChiefCounselNotices@do.treas.gov

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: John C. Kennedy, Esq.

                 David K. Lakhdhir, Esq.

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Section 6.7 Definitions.

(a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) The term “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

(d) The term “Company Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Company and its consolidated subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include: (i) the effects of (A) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or geographic areas in which the Company and its subsidiaries operate, (B) changes or proposed changes after the date hereof in GAAP or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after the date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and

(C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations), (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated subsidiaries (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason giving rise to or contributing to any such change); (E) actions or omissions of the Company or any Company Subsidiary expressly required by the terms of the Exchange; or (ii) the ability of the Company to consummate the Exchange and the other transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

(e) The term “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any Business Combination, (iii) the approval of a sale of all or substantially all of the assets or property of the Company, (iv) the approval of a dissolution of the Company, (v) the approval of any issuance of any securities of the Company on which holders of Common Stock are entitled to vote, (vi) the approval of any amendment to the Charter or bylaws of the Company on which holders of Common Stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by the Investor.

(f) The term “EAWA” means the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009, as may be amended and in effect from time to time.

(g) The term “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Exchange Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.

(h) The term “Other Series of Preferred Stock” means the Series A Noncumulative Perpetual Preferred Stock, Series B Noncumulative Perpetual Preferred Stock, Series C Noncumulative Perpetual Convertible Preferred Stock and Series A Junior Participating Preferred Shares, each of the Company.

(i) The term “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Exchange Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(j) The term “Preferred Stock” means any and all series of preferred stock of the Company.

(k) The term “Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 10-K for the most recently completed fiscal year of the Company filed with the SEC prior to the date hereof or in its other reports and forms filed with or furnished to the SEC under Section 13(a), 14(a) or 15(d) of the Exchange Act on or after the last day of the most recently completed fiscal year of the Company and prior to the date hereof.

(l) The term “Regulatory Event” means, with respect to the Company, that (i) the Federal Deposit Insurance Corporation or any other governmental authority shall be appointed as conservator or receiver for the Company; (ii) the Company shall have been considered in “troubled condition” for the purposes of 12 U.S.C. Sec. 1831i or any regulation promulgated thereunder; (iii) the Company shall qualify as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 C.F.R. Sec. 208.43; or (iv) the Company shall have become subject to any formal or informal regulatory action requiring the Company to materially improve its capital, liquidity or safety and soundness.

(m) The term “Requisite Shareholder Vote” means, in respect of each of the Shareholder Proposals, that such Shareholder Proposal shall have been approved by a majority of the votes cast on such Shareholder Proposal at any meeting for the purpose of voting thereon provided that the total vote cast on such Shareholder Proposal represents over fifty percent (50%) in interest of all securities entitled to vote thereon.

(n) To the extent any securities issued pursuant to this Agreement or the transactions contemplated hereby are registered in the name of a designee of the Investor pursuant to Section 1.1 or 6.8 or transferred to an Affiliate of the Investor, all references herein to the Investor holding or owning any debt or equity securities of the Company, Exchange Shares, Underlying Common Shares or Registrable Securities (and any like variations thereof) shall be deemed to refer to the Investor, together with such designees and/or Affiliates, holding or owning any debt or equity securities, Exchange Shares, Underlying Common Shares or Registrable Securities (and any like variations thereof), as applicable.

Section 6.8 Assignment.

Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale, (b) as provided in Sections 5.4 and 5.5 and (c) an assignment by the Investor of this Agreement to an Affiliate of the Investor; provided that if the Investor assigns this Agreement to an Affiliate, the Investor shall be relieved of its obligations under this Agreement but (i) all rights, remedies and obligations of the Investor hereunder shall continue and be enforceable and exercisable by such Affiliate, and (ii) the Company’s obligations and liabilities hereunder shall continue to be outstanding.

Section 6.9 Severability.

If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.10 No Third-Party Beneficiaries.

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies, except that (i) the provisions of Section 4.5 shall inure to the benefit of the persons referred to in that Section and (ii) the provisions of Section 5.5 shall inure to the benefit of the persons holding Exchange Shares during any tacked holding period, as contemplated by that Section.

Section 6.11 Entire Agreement, etc.

This Agreement (including the Annexes and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. For the avoidance of doubt, the Securities Purchase Agreements shall remain in full force and effect, but shall be deemed amended hereby, and any provisions in this Agreement that supplement, duplicate or contradict any provision of the Securities Purchase Agreements shall be deemed to supersede the corresponding provision of the Securities Purchase Agreements from and after the effective date hereof.

Section 6.12 Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.13 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
	Name:	Wayne-Kent A. Bradshaw
	Title:	President & Chief Executive Officer

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
	Name:	Timothy G. Massad
	Title:	Assistant Secretary for Financial Stability

ANNEX A

OTHER PREFERRED EXCHANGE SHARES

The terms of the Other Preferred Exchanges have not been finalized as of the date of execution of this Agreement, but will be determined before the Closing. Accordingly, the Company will provide an updated Annex A to the Investor at the Closing. Based upon current information for the Company’s stock price, the proposed Equity Offering, and negotiations that have occurred to-date with the holders of the Other Series of Preferred Stock, the Company has made the following estimates for the Other Preferred Exchanges:

(A) In the event that the Conversion Requirements have been met prior to the Closing:

	At September 30, 2011
	# Shares of Preferred Stock	Aggregate Liquidation Preference (1)	Estimated Exchange Discount	Value of Common Stk to be issued in the Exchange	Assumed Stock Price for Equity Offering	Estimated # Shares of Common Stock Issued

Series A	55,199	$551,990	50.0%	$275,995	$1.75	157,711

Series B	100,000	1,000,000	50.0%	500,000	1.75	285,714

Series C	76,950	1,000,350	50.0%	500,175	1.75	285,814

Total Other Series of Preferred Stock		$2,552,340		$1,276,170		729,240

(1)	Total per amount recorded on the Company’s Balance Sheet

(B) In the event that the Conversion Requirements have not been met prior to the Closing:

	At September 30, 2011		Estimated Exchange Discount	Value of Series F Common Stock Equivalents Issued in the Exchange	Liquidation Amount of Series F Common Equivalents	Estimated # Shares of Series F Common Equivalents Issued
	# Shares of Preferred Stock	Aggregate Liquidation Preference (1)

Series A	55,199	$551,990	50.0%	$275,995	$1,000.00	276

Series B	100,000	1,000,000	50.0%	500,000	1,000.00	500

Series C	76,950	1,000,350	50.0%	500,175	1,000.00	500

Total Other Series of Preferred Stock		$2,552,340		$1,276,170		1,276

(1)	Total per amount recorded on the Company’s Balance Sheet

ANNEX B

FORM OF NEW CERTIFICATE OF DESIGNATIONS

ANNEX C

FORM OF OPINION

Subject to customary limitations, qualifications, and exceptions to be set forth in the letter as delivered at Closing:

a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently conducted.

b)	Broadway Federal Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and has the full corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently conducted.

c)	The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, are subject to no preemptive rights and were not issued in violation of any preemptive rights.

d)	The Company has the corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder (which includes the issuance of the Exchange Shares and the Underlying Common Shares, if applicable).

e)	The Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

f)	The execution, delivery and performance by the Company of the Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company, and, subject to receipt of the Requisite Shareholder Votes, no further approval or authorization is required in connection with such execution, delivery and performance, either on the part of the Company or its shareholders, including, without limitation, by any applicable rule or requirement of any national stock exchange.

g)	The Exchange Shares have been duly and validly authorized, and, when issued and delivered pursuant to the Agreement, the Exchange Shares will be duly and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights, rights of first refusal or similar rights and, if the Exchange Shares are Common Stock Equivalents, such shares will rank pari passu with or senior to all other series or classes of Preferred Stock, whether or not issued or outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company, and will not subject the holder thereof to personal liability.

h)	If applicable, the Underlying Common Shares have been duly authorized by the Board of Directors of the Company and after the Shareholder Proposals have been approved and the Charter Amendment has been filed, the Underlying Common Shares, when issued in accordance with the terms of the New Certificate of Designations will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

i)	The execution, delivery and performance by the Company of the Agreement and the consummation of the transactions contemplated thereby, and compliance by the Company with the provisions thereof, will not (A) violate, conflict with, or result in a breach of any provision of the Company’s Articles of Incorporation or By-laws or (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of its organizational documents or under any material agreement, contract, indenture, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, to which it is a party or by which it or any of its properties is bound or (C) subject to compliance with the statute and regulations referred to in Section 3.5(b) of the Agreement violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clause (C), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

j)	Other than the filing of any current report on Form 8-K required to be filed with the SEC, such filings and approvals as are required to be made or obtained under any state “blue sky” laws and such consents and approvals that have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange.

k)	The Company is not and, after giving effect to the issuance of the Exchange Shares pursuant to the Agreement, the issuance of the Underlying Common Shares, if applicable, the issuance of Other Conversion Shares, if applicable and the issuance of Common Stock Equivalents issued in the Recapitalization, if applicable, as contemplated by this Agreement, would not be on the date hereof an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

ANNEX D

FORM OF WAIVER

In consideration for the benefits I will receive as a result of the participation of BROADWAY FINANCIAL CORPORATION (together with its subsidiaries and affiliates, the “Company”), which is either my employer or the sole shareholder of my employer, in the United States Department of the Treasury’s (the “Treasury”) Capital Purchase Program and/or any other economic stabilization program implemented by the Treasury under the Emergency Economic Stabilization Act of 2008 (as amended, supplemented, or otherwise modified, the “EESA”) (any such program, including the Capital Purchase Program, a “Program”), I hereby voluntarily waive any claim against the United States (and each of its departments and agencies) or the Company or my employer, or any of their respective directors, officers, employees and agents for any changes to my compensation or benefits that are required to comply with the executive compensation and corporate governance requirements of Section 111 of the EESA, as implemented by any guidance or regulations issued and/or to be issued thereunder, including without limitation the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA and the applicable requirements of the Exchange Agreement by and among the Company and the Treasury dated as of February 10, 2012 (such requirements, the “Limitations”).

I acknowledge that the Limitations may require modification or termination of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or my employer or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through a Program or for any other period applicable under such Program or Limitations, as the case may be, and I hereby consent to all such modifications.

This waiver includes all claims I may have under the laws of the United States or any other jurisdiction (whether or not in existence as of the date hereof) related to the requirements imposed by the Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the Limitations are or were adopted and any tort or constitutional claim about the effect of these Limitations on my employment relationship and I hereby agree that I will not at any time initiate, or cause or permit to be initiated on my behalf, any such claim against the United States, the Company, my employer or their respective directors, officers, employees or agents in or before any local, state, federal or other agency, court or body.

I agree that, in the event and to the extent that the Compensation Committee of the Board of Directors of the Company or similar governing body (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me, including any bonus or incentive compensation based on materially inaccurate financial statements or performance criteria, would cause the Company to fail to be in compliance with the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall repay such Excess Payment to the Company within 15 business days. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.

I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the Limitations shall be a final and conclusive determination of the Committee which shall be binding upon me. I further understand that the Company is relying on this letter from me in connection with its participation in a Program.

IN WITNESS WHEREOF, I execute this waiver on my own behalf, thereby communicating my acceptance and acknowledgement to the provisions herein.

Respectfully,

Name:
Title:
Date:

SCHEDULE A

Capitalization

Authorized Capital Stock of the Company (as of December 31, 2011)

Common Stock: 8,000,000 shares, $.01 par value

Preferred Stock: 1,000,000, $.01 par value

Outstanding Capital Stock of the Company (as of December 31, 2011)

Common Stock: 1,744,565 shares

Preferred Stock:

55,199 shares of Series A non-cumulative, non-voting Preferred Stock

100,000 shares of Series B non-cumulative, non-voting Preferred Stock

76,950 shares of Series C non-cumulative, non-voting Preferred Stock

15,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock:

9,000 shares of Series D

6,000 shares of Series E

As of December 31, 2011, 439,190 shares of common stock have been reserved for issuance under the following equity based benefit plans:

2008 Long-Term Incentive Plan

SCHEDULE B

Company Material Adverse Effect

Fact, circumstance, event, change, occurrence, condition, or development that has occurred since September 30, 2011, that individually or in the aggregate, has had, or would reasonably be likely to have, a Company Material Adverse Effect:

The Company incurred a loss for the quarter ended September 30, 2011. Information regarding the Company’s financial condition and results of operations as of September 30, 2011 and its results of operations for the three months then ended is contained in the press release issued by the Company that is attached to the Form 8-K filed by the Company with the Securities and Exchange Commission on November 15, 2011.

During September 2011 the Office of the Comptroller of the Currency (“OCC”) conducted a full review of the Company’s loan portfolio and processes. After the review by the OCC, the Company established additional reserves for possible loan losses that created a loss for the third quarter. In addition, as a result of the losses that the Company incurred for the nine months ended September 30, 2011 and its inability to project sufficient taxable income in the near future, the Company increased its valuation allowances against its deferred tax assets as of September 30, 2011, which increased the loss for the third quarter by approximately $3 million, and raised additional accounting issues. The Company delayed the completion of its financial statements as of and for the quarter ended September 30, 2011, and therefore delayed the filing of its third quarter 2011 Form 10-Q as it attempted to resolve questions relating to when a payment is due under the tax sharing agreement between the Company and its wholly-owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”), the required amount of such payment, and the effect of such payment, when made, on the cash position of the Company on a separate company basis.

On November 22, 2011, the Company received a deficiency letter from the Nasdaq Listing Qualifications Department stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company had not yet filed with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the third quarter of 2011. Rule 5250(c)(1) requires that Nasdaq listed companies file their required periodic financial reports with the SEC on a timely basis. The Company filed its Quarterly Report on Form 10-Q for the third quarter of 2011 on December 21, 2011.

Due to the Company’s recent history of quarterly losses, uncertainty regarding the Company’s ability to complete its capital raising efforts, the Company’s default under the terms of a $5 million line of credit with another lender, and the issues relating to the Company’s tax sharing agreement summarized in the preceding paragraph, the Company included a going concern qualification in the notes to the Company’s financial statements for the third quarter, which are included in the Quarterly Report on Form 10-Q. Also, as of January 1, 2012, the Company’s forbearance agreement with the lender of its $5 million line of credit expired.

The Company is required to obtain prior approval of its federal banking regulatory agencies, the OCC and the Federal Reserve Board (acting through the Federal Reserve Bank of San Francisco)

to make any changes in the responsibilities of, or to hire new, senior executive officers. The Company is seeking such approval to promote the Company’s current President and Chief Operating Officer, Mr. Wayne-Kent Bradshaw, to the position of Chief Executive Officer of the Company and of the Bank. The current Chief Executive Officer of both companies, Mr. Paul C. Hudson, would remain chairman of the boards of directors of both companies and have continuing executive responsibilities. The Federal Reserve Bank of San Francisco has informed the Company that it does not object to these changes and the OCC has informed the Company that it has no objection to implementation of these changes on an interim basis, pending the OCC’s final decision on the matter, which is expected by March 17, 2012. In addition, the Company has begun to seek approval for the addition of a new director of the Company and the Bank to fill a vacancy that arose in the fourth quarter of 2011.